Exhibit 99.1

Aethlon Announces Appointment of Timothy Rodell as Interim Chief Executive Officer

SAN DIEGO, Dec. 13, 2018 /PRNewswire/ -- Aethlon Medical, Inc. (Nasdaq: AEMD), a therapeutic technology company focused on unmet needs in global health, announced today the appointment of Timothy C. Rodell, M.D., FCCP, as Interim Chief Executive Officer, effective as of December 10, 2018. Dr. Rodell joins Aethlon from GlobeImmune, Inc. where he was President, and Chief Executive Officer and a member of their board of directors prior to the shareholder majority acquisition of the company. Dr. Rodell brings an impressive record of results in global, strategic and operational roles to Aethlon. Dr. Rodell succeeds James Joyce, who will serve as a consultant to Aethlon during the transition.

“We are delighted to welcome Tim to Aethlon,” said Charles Fisher, Jr., M.D., Chairman of Aethlon’s Board of Directors. “Tim’s depth and breadth of experience in financing, structuring corporate deals, clinical development and regulatory strategy, both in the U.S. and internationally, will be of great value as we prepare Aethlon for the next phase of development.

“I am both honored and thrilled to join Aethlon at this time,” said Dr. Rodell. “I believe the Aethlon Hemopurifier has great potential for treating life-threatening viral infections and potentially cancer. I look forward to working with the team at Aethlon and its collaborators to continue to advance the science and in an effort to bring important treatments to patients and create value for shareholders.”

In his most recent role at GlobeImmune, Dr. Rodell led the company through the advancement of five products from the bench into human clinical trials, multiple financings, including an IPO and two major corporate alliances. Prior to GlobeImmune, Dr. Rodell was President and Chief Executive Officer at RxKinetix, Inc. and also held senior management positions at OXIS International, Inc. and Cortech, Inc. Dr. Rodell holds an M.D. from the University of North Carolina, Chapel Hill, is board certified in Internal Medicine and Pulmonary Medicine and is a Fellow of the American College of Chest Physicians.

Dr. Fisher commented, “On behalf of the Board of Directors, I want to thank Jim Joyce for his leadership, commitment and accomplishments as Chief Executive Officer. We wish him continued success in his future endeavors.”

About Aethlon Medical, Inc.

Aethlon Medical is focused on addressing unmet needs in global health.  The Aethlon Hemopurifier® is a clinical-stage immunotherapeutic device designed to combat cancer and life-threatening viral infections. In cancer, the Hemopurifier depletes the presence of circulating tumor-derived exosomes that promote immune suppression, seed the spread of metastasis and inhibit the benefit of leading cancer therapies. The Hemopurifier is also an FDA designated "Breakthrough Device" related to the treatment of life-threatening viruses that are not addressed with approved therapies. Additionally, Aethlon owns 80% of Exosome Sciences, Inc., which is focused on the discovery of exosomal biomarkers to diagnose and monitor cancer and neurological disease progression. Additional information can be found online at www.AethlonMedical.com and www.ExosomeSciences.com.  You can also connect with us on Twitter, LinkedIn and Facebook.

1

Forward Looking Statement. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. Statements in this press release containing words such as "may," “might”, "believe," "anticipate," "expect," "intend," "plan," "project," "will," "projections," "estimate," or similar expressions constitute forward-looking statements. Such forward-looking statements are subject to significant risks and uncertainties and actual results may differ materially from the results anticipated in the forward-looking statements. Factors that may contribute to such differences include, without limitation, the Company's ability to maintain its listing on the Nasdaq Capital Market, that the Company or its subsidiary will not be able to commercialize the Aethlon Hemopurifier or any other potentials products, that the FDA will not approve the initiation or continuation of the Company's clinical programs or provide market clearance of the Aethlon Hemopurifier or any other potential products, the Company's ability to raise capital when needed, the Company's ability to complete the development of its planned products, the Company's ability to manufacture its products either internally or through outside companies, the impact of government regulations, patent protection on the Company's proprietary technology, product liability exposure, uncertainty of market acceptance, competition, technological change, and other risk factors. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. Additional factors that could cause results to differ materially from those anticipated in forward-looking statements can be found under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended March 31, 2018, and in the Company's other filings with the Securities and Exchange Commission, including without limitation our quarterly report on Form 10-Q for the quarter ended September 30, 2018. Any forward-looking statements that the Company makes in this press release speak only as of the date of this press release. Except as may be required by law, the Company does not intend, nor does it undertake any duty, to update this information to reflect future events or circumstances.

Company Contact:

Jim Frakes, CFO
jfrakes@aethlonmedical.com
858-459-7800 extension 3300

View original content:http://www.prnewswire.com/news-releases/aethlon-medicals-cancer-therapy-receives-breakthrough-device-designation-from-the-us-food-and-drug-administration-300755640.html

SOURCE Aethlon Medical, Inc.

Released December [13], 2018

2